Exhibit 10.1

Interim Services Agreement

April 9, 2009

Mr. Tim Newkirk

President and Chief Executive Officer

MGP Ingredients, Inc.

Cray Business Plaza,

100 Commercial Street
Atchison, Kansas 66002-0130

Dear Tim:

Tatum, LLC (“Tatum,” “we,” “us” or “our”) is pleased that MGP Ingredients, Inc. (“Company,” “you” or “your”) has selected us to provide you with outsourced interim services.  The services (the “Services”) and fees will be more particularly described on the Schedule attached hereto and will be provided by the individual resource (the “Tatum Resource”) identified on such Schedule.  Schedules for additional Tatum Resources may be added from time to time upon the mutual written agreement of the parties.  In addition, upon the request of the Company and the execution of an additional Schedule to this agreement, Tatum will provide search Services to the Company, all as more particularly described on such Schedule.

Engagement.  The Tatum Resource will be one of Tatum’s employees or members, and we will be solely responsible for determining the conditions, terms and payment of compensation and benefits for the Tatum Resource.  You will be solely responsible for providing the Tatum Resource day-to-day guidance, supervision, direction, assistance and other information necessary for the successful and timely completion of the Services.  Tatum will have no oversight, control, or authority over the Tatum Resource with respect to the Services.  The Company acknowledges that it is solely responsible for the sufficiency of the Services for its purposes.  The Company will designate a management-level individual to be responsible for overseeing the Services, and the Tatum Resource will report directly to such individual with respect to the provision of the Services.  Unless the Tatum Resource is acting as an executive officer of the Company and is authorized by the Company to make such decision, the Company will not permit or require the Tatum Resource to be the ultimate decision making authority for any material decision relating to your business, including, without limitation, any proposed merger, acquisition, recapitalization, financial strategy or restructuring.

Fees and Expenses.  You will pay us the fees set forth on the applicable Schedule.  In addition, you will reimburse Tatum directly for all travel and out-of-pocket expenses incurred in connection with this agreement (including any Schedules).

Payment Terms. Payments to Tatum should be made upon receipt of invoice by electronic transfer in accordance with the instructions set forth below or such alternative instructions as provided by us from time to time.  Any amounts not paid when due may be subject to a periodic service charge equal to the lesser of 1.5% per month and the maximum amount allowed under applicable law, until such amounts are paid in full, including assessed service charges.  In lieu of terminating this agreement, we may suspend the provision of any Services if amounts owed are not paid in accordance with the terms of this agreement.

Bank Name:  Wells Fargo, N.A.

Branch:  San Francisco

Account Name:  Tatum, LLC

Account Number:  4121546642

Routing Number for ACH Payments:  121000248

Swift Code:  WFBIUS6S

Please reference Company name in the body of the payment.

Effective Date and Termination.  This agreement will be effective as of the earlier of (i) the date Tatum begins providing Services to the Company, or (ii) April 20, 2009.  Either party may terminate this agreement or any Schedule effective immediately upon written notice to the other party.

Hiring the Tatum Resource Outside of a Tatum Agreement.  During the time frame in which the Tatum Resource is providing Services to the Company and for a period of 12-months thereafter, other than in connection with this agreement or another Tatum agreement, the Company agrees that it will not nor will its subsidiaries or affiliates employ such Tatum Resource, or engage such Tatum Resource as an independent contractor.  The parties recognize and agree that a breach by the Company or its subsidiaries or affiliates of this provision would result in the loss to Tatum of the Tatum Resource’s valuable expertise and revenue potential and that such injury will be impossible or very difficult to ascertain.  Therefore, in the event this provision is breached, the Company will pay Tatum liquidated damages in an amount equal to 50% of Tatum’s Annualized Fees (as defined below), which amount the parties agree is reasonably proportionate to the probable loss to Tatum and is not intended as a penalty.  If a court or arbitrator determines that liquidated damages are not appropriate for such breach, Tatum will have the right to seek actual damages and/or injunctive relief.  “Annualized Fees” means the equivalent of what Tatum would receive under this agreement for the Tatum Resource on a full-time annual basis plus the maximum amount of any bonus for which Tatum was eligible with respect to the then-current bonus year for the Tatum Resource.

Warranties and Disclaimers.  We disclaim all representations and warranties, whether express, implied or statutory, including, but not limited to any warranties of quality, performance, merchantability, or fitness of use or purpose.  Without limiting the foregoing, we make no representation or warranty with respect to the Tatum Resource or the Services provided hereunder, and we will not be responsible for any action taken by you in following or declining to follow any of the Tatum Resource’s advice or recommendations.  The Services provided by Tatum and the Tatum Resource hereunder are for the sole benefit of the Company and not any unnamed third parties.  The Services will not constitute an audit, review, opinion, or compilation, or any other type of financial statement reporting or attestation engagement that is subject to the rules of the AICPA or other similar state or national professional bodies or laws and will not result in an opinion or any form of assurance on internal controls.

Limitation of Liability; Indemnity.

(a)           Tatum’s liability in any and all categories and for any and all causes arising under this agreement, whether based in contract, tort, negligence, strict liability or otherwise, will, in the aggregate, not exceed the actual fees paid by you to us over the previous two months’ of the agreement with respect to the Tatum Resource from whom the liability arises.  In no event will we be liable for incidental, consequential, punitive, indirect or special damages, including, without limitation, interruption or loss of business, profit or goodwill.  As a condition for recovery of any liability, you must assert any claim against us within three months after discovery or 60 days after the termination or expiration of the applicable Schedule under which the liability arises, whichever is earlier.

(b)           You agree to indemnify us and the Tatum Resource to the full extent permitted by law for any losses, costs, damages, and expenses (including reasonable attorneys’ fees), as they are incurred, in connection with any cause of action, suit, or other proceeding arising in connection with the Tatum Resource’s services to you.

Insurance.

If the Tatum Resource is serving as an officer or executive of the Company, the Company will provide Tatum and the Tatum Resource with written evidence that the Company maintains directors’ and officers’ insurance covering the Tatum Resource in an amount reasonably acceptable to the Tatum at no additional cost to the Tatum Resource, and the Company will maintain such insurance at all times while this agreement remains in effect.  Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this agreement for at least five years following the termination or expiration of the applicable Schedule or will purchase a directors’ and officers’ extended reporting period or “tail” policy to cover the Tatum Resource for such five year time period.

The Company acknowledges to Tatum and the Tatum Resources that, as of the date of this agreement, it is in a highly stressed financial condition, having suffered extensive losses, negative EBITDA, and insufficient cash-flow.  As a result, the Company has been given limited credit availability by its lenders, strict covenants with which to comply, and a limited time table for repayment in order not to be in default.  The company has hired advisers and counsel to consider all possible financial and organizational options.  Although the Tatum Resources will endeavor to assist the Company in finding alternatives, Tatum and the Tatum Resources offer no assurances that the Company can otherwise be restructured or that the Company’s distressed condition can be reversed.

Governing Law, Arbitration and Witness Fees.

(a)           This agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws provisions.

(b)           If the parties are unable to resolve any dispute arising out of or in connection with this agreement, the parties agree and stipulate that any such disputes will be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”).  The arbitration will be conducted in the New York, NY office of the AAA by a single arbitrator selected by the parties according to the rules of the AAA, and the decision of the arbitrator will be final and binding on both parties.  In the event that the parties fail to agree on the selection of the arbitrator within 30 days after either party’s request for arbitration under this Section, the arbitrator will be chosen by the AAA.  The arbitrator may in his or her discretion order documentary discovery but will not allow depositions without a showing of compelling need.  The arbitrator will render his or her decision within 90 days after the call for arbitration.  Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction.  The arbitrator will have no authority to award damages in excess or in contravention of this agreement and may not amend or disregard any provision of this agreement, including this section.  Notwithstanding the foregoing, either party may seek appropriate injunctive relief from any court of competent jurisdiction, and Tatum may pursue payment of undisputed amounts through any court of competent jurisdiction.

(c)           In the event any member or employee of Tatum (including, without limitation, any Tatum Resource) is requested or authorized by you or is required by government regulation, subpoena, or other legal process to produce documents or appear as witnesses in connection with any action, suit or other proceeding initiated by a third party against you or by you against a third party, you will, so long as Tatum is not a party to the proceeding in which the information is sought, reimburse Tatum for its member’s or employee’s professional time (based on customary rates) and expenses, as well as the fees and expenses of its counsel, incurred in responding to such requests.

Miscellaneous.

(a)           This agreement together with all Schedules constitutes the entire agreement between the parties with regard to the subject matter hereof and supersedes any and all agreements, whether oral or written, between the parties with respect to its subject matter.  No amendment or modification to this agreement will be valid unless in writing and signed by both parties.

(b)           If any portion of this agreement is found to be invalid or unenforceable, such provision will be deemed severable from the remainder of this agreement and will not cause the invalidity or unenforceability of the remainder of this agreement, except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

(c)           Neither party will be deemed to have waived any rights or remedies accruing under this agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy.  The waiver by any party of a breach or violation of any provision of this agreement will not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this agreement.

(d)           Neither party will be liable for any delay or failure to perform under this agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.

(e)           You may not assign your rights or obligations under this agreement without the express written consent of Tatum.  Nothing in this agreement will confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Tatum Resources.

(f)            The expiration or termination of this agreement or any Schedule will not destroy or diminish the binding force and effect of any of the provisions of this agreement or any Schedule that expressly, or by reasonable implication, come into or continue in effect on or after such expiration or termination, including, without limitation, provisions relating to payment of fees and expenses (including witness fees and expenses and liquidated damage fees), governing law, arbitration, limitation of liability and indemnity.

(g)           You agree to reimburse Tatum for all costs and expenses incurred by Tatum in enforcing collection of any monies due under this agreement, including, without limitation, reasonable attorneys’ fees, court costs and arbitration fees.

(h)           You agree to allow us to use the Company’s logo and name on Tatum’s website and other marketing materials for the sole purpose of identifying the Company as a client of Tatum.  Tatum will not use the Company’s logo or name in any press release or general circulation advertisement without the Company’s prior written consent.

We appreciate the opportunity to serve you and believe this agreement accurately reflects our mutual understanding of the terms upon which the Services will be provided.  We would be pleased to discuss this agreement with you at your convenience.  If the foregoing is in accordance with your understanding, please sign a copy of this agreement and return it to my attention.

Sincerely,

Tatum, LLC

/s/ Dirk B. Landis

Dirk B. Landis
Senior Managing Partner- Chicago

Accepted and agreed:

MGP Ingredients, Inc.

By:	/s/ Tim Newkirk
Name:	Tim Newkirk
Title:	President and Chief Executive Officer
Date:	April 14, 2009

Schedule to Interim Services Agreement

This Schedule is entered into in connection with that certain Interim Services Agreement, dated April 9, 2009 (the “Agreement”), by and between Tatum, LLC (“Tatum,” “we,” “us” or “our”) and MGP Ingredients, Inc. (“Company,” “you” or “your”) and will be governed by the terms and conditions of the Agreement.

Tatum Resource Name: David Harbert

Service Description or Position:  Chief Financial Officer

Company Supervisor:  The Company’s Chief Executive Officer and the Chair of the Company’s Audit Committee

Start Date: (April 20, 2009)

Minimum Term: Three Months

Replacement:  If you are dissatisfied with the Services provided by the Tatum Resource, we will immediately remove the Tatum Resource and endeavor to furnish a replacement as soon as reasonably practical.  We do not guarantee that we will be able to find a suitable replacement.  If you notify us of your dissatisfaction with the Services provided by the Tatum Resource prior to the conclusion of the Tatum Resource’s third day of work, we will not charge you for the first 16 hours worked by the Tatum Resource.

Fees:  The Company will pay to Tatum a fee of $44,000 per month (the “Monthly Fee”) plus $300 per hour for each hour in excess of 50 hours worked per week (“Intense Hours Fee”). The Monthly Fee will be prorated for the first and final fee period based on the number of days in such period. The parties acknowledge and agree that the fees set forth above are based upon this Schedule having the Minimum Term set forth above.  In the event you terminate this Schedule prior to the expiration of the Minimum Term other than for the Tatum Resource’s material failure to perform the obligations of his or her position with the Company, provided the Tatum Resource fails to cure such breach within 10 days after receipt of written notice of such breach, you agree that the fees will be retroactively increased to $3,000 per day worked.  You agree to pay to Tatum upon the termination of this Schedule a lump sum amount equal to the difference between the fees actually paid and the fees that should have been paid taking into account the retroactive adjustment.

Billings:  Tatum will bill for Services in advance of the provision of Services as follows:

Upon Execution of Agreement:  An amount sufficient to pay the Monthly Fee from the Start Date through May 15.

On the 5th and 20th day of each month:  Monthly Fee payments in the amount of $22,000 ..

On a weekly basis the Tatum Resource will report hours worked in excess of 50 to a person designated by the Company.  Intensive Hours Fees will be invoiced semi-monthly and paid within 5 days of receipt of invoice.

If necessary, Tatum will true up advance billings with the next subsequent billing.

Expenses will either be reimbursed to the Tatum Resource directly by the Company or they will be invoiced separately on a semi-monthly basis and paid within 5 days of receipt of invoice.

In the event of a conflict between the terms and conditions of this Schedule and the Agreement, the terms and conditions of the Agreement will control.

Tatum, LLC		MGP Ingredients, Inc.

By:	/s/ Dirk B. Landis	By:	/s/ Timothy W. Newkirk
Name:	Dirk B. Landis	Name:	Timothy W. Newkirk
Title:	Senior Managing Partner- Chicago	Title:	President & CEO
Date:	4-10-09	Date:	4-14-09